Exhibit 99.1

Press Release	Source: Western Sierra Bancorp

Western Sierra Bancorp Completes Acquisition of Central Sierra Bank

Monday July 14, 6:01 am ET

CAMERON PARK, Calif.—(BUSINESS WIRE)—July 14, 2003—Western Sierra Bancorp (Nasdaq:WSBA - News), a multi-bank holding company of Western Sierra Bank, Central California Bank, and Lake Community Bank, announced the completion of the merger with Central Sierra Bank headquartered in San Andreas, Calif., effective July 11, 2003. The shareholders of Central Sierra Bank approved the cash-stock combination transaction valued at approximately $21.5 million at a meeting held on June 24, 2003, following all required regulatory approvals.

Central Sierra Bank will operate as a DBA of Central California Bank. “With $147 million in assets and seven additional locations throughout Calaveras, Amador, Tuolumne, and San Joaquin counties, this increases our market presence to 30 locations throughout Northern and Central California. The model to grow Western Sierra Bancorp through prudent acquisitions, with partners that share the same corporate culture of excellence in customer service, has exceeded performance expectations for shareholders, clients, and employees,” stated Gary D. Gall, President and CEO of Western Sierra Bancorp.

Central Sierra Bank and Central California Bank will be a driving force in the Mother Lode. The culture of both Central Sierra Bank and Central California Bank mirror each other from county to county. Lending philosophies are very much the same, dealing with people on an individual basis. The Bancorp lending limit will exceed over $13 million and deposits stay right here in Northern and Central California. The merger brings Central Sierra customers government lending products including B & I, SBA 7a, and 504 loans. In addition, CSB clients now have access to Cash Management Services, Online Banking, and ATMs. Central Sierra Bank employees will benefit from working in a continuous learning environment as Western Sierra Bancorp rolls out Western University.

“People bank with people, not brick and mortar. We are not only buying the assets of Central Sierra Bank, but investing in their people who we feel are the greatest of assets,” stated Fred C. Rowden, President and CEO, Central California Bank.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other things, fluctuations, interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report for the year ending December 31, 2002.

Contact:

Western Sierra Bancorp

Kirk N. Dowdell, 530/677-5600 (EVP/Chief Operation Officer)

Gary D. Gall, 530/677-5600 (President/CEO)